UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report - September 24, 2013

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin  54957-0669

 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 24, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Bemis Company, Inc. (the “Company”) approved amendments to the Bemis Supplemental Retirement Plan and the Bemis Supplemental Retirement Plan for Senior Officers (collectively, the “SERP Plans”), both non-qualified defined benefit pension plans.  The amendments will freeze all further benefit accruals for all persons entitled to benefits under the SERP Plans as of December 31, 2013.  The changes affect all active participants in the SERP Plans, including all management executives who are participants.  As a result, final average pay formulas in the SERP Plans will not reflect future compensation increases or additional service after December 31, 2013.

Item 8.01                                           Other Events

On September 24, 2013, the Committee approved a similar amendment to the Bemis Retirement Plan, a qualified defined benefit pension plan, effective December 31, 2013.  The amendment will freeze all further benefit accruals for all persons entitled to benefits under the Bemis Retirement Plan as of December 31, 2013.  As a result, final average pay formulas in the Bemis Retirement Plan will not reflect future compensation increases or additional service after December 31, 2013.

In connection with the actions above, the Committee approved an amendment to the Company’s 401(k) plan effective January 1, 2014 to increase the Company’s matching contributions on deposits of certified earnings.  As a result, the matching contributions will be 50% of before-tax deposits up to 4% of certified earnings and 25% of before-tax deposits over 4% (but not over 8%) of certified earnings.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Jerry S. Krempa
Jerry S. Krempa, Vice President
and Controller

Date	September 27, 2013